Exhibit T3A.157

STATE OF SOUTH CAROLINA

CERTIFICATE OF LIMITED PARTNERSHIP

OF

WESTGATE MALL LIMITED PARTNERSHIP

Pursuant to the provisions of Section 33-42-210 of the South Carolina Uniform Limited Partnership Act, the undersigned general partner hereby submits the following Certificate of Limited Partnership:

I.

The name of the partnership is:

Westgate Mall Limited Partnership

II.

The address of the principal office of the partnership in the State of South Carolina is:

111 East Curtis Street Simpsonville, South Carolina 29681

III.

The name and address of the agent for service of process is:

C T Corporation System 75 Beattie Place Two Insignia Financial Plaza Greenville, South Carolina 29601

IV.

The name and mailing address of the partnership’s sole general partner is:

CBL/GP II, Inc. Suite 300, One Park Place 6148 Lee Highway Chattanooga, Tennessee 37421

V.

The latest date upon which the partnership is to dissolve is:

December 31, 2050

Date	FEB 24 1995

CERTIFIED TO BE A TRUE AND CORRECT COPY IS TAKEN FROM AND COMPARED WITH THE ORIGINAL ON FILE IN THIS OFFICE.

SECRETARY OF STATE OF SOUTH CAROLINA

VI.

This Certificate of Limited Partnership shall become effective upon the filing of same with the South Carolina Secretary of State.

IN WITNESS WHEREOF, this Certificate of Limited Partnership has been duly executed by the sole general partner of the partnership this 31st day of January, 1995, such execution constituting its affirmation under the penalties of perjury that the facts stated herein are true.

GENERAL PARTNER:

CBL/GP II, INC.

By:	/s/ John N. Foy
Name:	John N. Foy
Title:	Vice President

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